Exhibit 10.6

EMPLOYMENT AGREEMENT

INTERVENED in Montreal effective on March 15, 2018.

BETWEEN:	ALITHYA GROUP INC., a corporation constituted under the Business Corporations Act (Québec), represented by Mr. Paul Raymond, President and Chief Executive Officer of the Corporation;

(hereinafter referred to as the “Corporation”)

AND:	ROBERT LAMARRE

(hereinafter called the “Officer”)

1. EMPLOYMENT

1.1 Employment: The Corporation hereby hires the Officer to render services with respect to its information technology consulting business (hereinafter the “Business”). The Officer will hold the position and responsibilities of Senior Vice President and Chief Information Officer of the Corporation. Without limiting the generality of the foregoing, the work and services required of the Officer will be the duties, tasks and responsibilities that will be assigned to him as Senior Vice President and Chief Information Officer by the President and Chief Executive Officer of the Corporation from time to time during the term of employment. For the purpose of this Agreement, the Date of appointment is April 18, 2016 and the Corporation recognizes the seniority of the Officer since April 18, 2016.

1.2 Acceptance: The Officer accepts employment on the terms and conditions set out in this Agreement and agrees to devote all of his time and attention to his employment hereunder. The Officer agrees to act in the best interests of the Corporation with fidelity and loyalty and within the limits of his duties and to comply with the instructions given by the Corporation.

1.3 Place of work: The principal place of employment of the Officer is in the Montreal area subject to reasonable travel that may be required or necessary to render the services hereunder.

2. TERM

Notwithstanding the date of signature of this Agreement, the duration of employment is for an indefinite period, subject to the provisions of termination of employment provided for in Section 4 hereof.

3. COMPENSATION AND BENEFITS

3.1 Salary: As compensation for all services to be rendered under this Agreement, the Corporation shall pay to the Officer, during the employment, a basic annual salary set out in Annex A in effect, payable every two (2) weeks in accordance with the Corporation’s salary policies which may be reviewed from time to time in accordance with the practices of the Corporation and the performance of the holder, but at least on an annual basis, net of deductions that must be made under applicable laws and regulations.

3.2 Bonus. The Officer is eligible for a bonus program that may provide annual incentive compensation based on defined performance criteria, the level of achievement of performance targets, and the conditions determined annually by the President and Chief Executive Officer, as more fully detailed in Annex A in force. Notwithstanding the foregoing, nothing in this paragraph shall have the effect of guaranteeing to the Officer the payment of an annual bonus by the Corporation.

3.3 Long-term incentive. The Officer is eligible for a long-term incentive program that aims to share a portion of the value of the Corporation to which he contributes during his service with the Corporation. The program is administered by the Board of Directors of the Corporation (the “Board”) and its provisions are subject to its approval. The conditions for the participation of the Officer will be communicated to him annually in accordance with Annex A in force.

3.4 Purchase of shares. The Officer is eligible for a share purchase plan that aims to align his interests with the interests of the shareholders. The plan is managed by the Board and its provisions are subject to its approval; the conditions for the participation of the Officer will be communicated to him annually in accordance with Annex A in force.

3.5 Expenditures: Subject to any policies that may be established from time to time, the Corporation shall pay or reimburse to the Officer all reasonable expenses actually incurred or paid by the Officer during the term of his employment upon presentation of statements of expenses or expenses vouchers.

3.6 Vacations: The Officer is entitled to vacation in accordance with Corporation policy equal to the number of weeks described in Annex A in force. Vacations are non-redeemable and cannot be accumulated or carried over from one year to the next unless the Officer and the Corporation agree. The Officer must take his vacation at a time deemed acceptable by the Corporation, taking into account the needs of the Corporation.

3.7 Benefits: Upon assuming office, the Officer shall participate in the Group Insurance Plan and other benefit plans of the Corporation in accordance with the terms of the applicable benefit plans in effect from time to time.

3.8 Information: The Officer acknowledges having been expressly informed of the Corporation’s policies and plans regarding salaries, expenses and benefits.

4. TERMINATION OF EMPLOYMENT

4.1 Cessation of employment on serious grounds: The Corporation may, at any time, terminate the employment of the Officer without notice or indemnity in lieu thereof, and without any other obligation to the Officer, because of a serious reason.

For the purposes hereof, the expression “serious reason” includes, but is not limited to:

(i) conduct involving the theft or misappropriation of property of the Corporation or any of its subsidiaries or corporations or any of its successors or assigns ;

(ii) any form of dishonesty, financial or otherwise, that could materially interfere with the normal course of business, the reputation or business relationship of the Corporation;

(iii) the deliberate refusal to perform the duties reasonably assigned to him by the President and Chief Executive Officer of the Corporation after receiving a written notice to that effect from the Corporation and having been given reasonable notice (usually 10 days) to comply with the instructions of the President and Chief Executive Officer;

(iv) failure to fulfill substantially all of his duties as an Officer as provided herein; and

(v) gross negligence by the Officer in the performance of his duties

4.2 Cessation of employment without serious reason: The Corporation may terminate without serious reason the employment of the Officer by giving him a written notice of termination of employment and accrued wages, reimbursements of accrued expenses and any other amount due to the Officer, at the time of termination of employment, in addition to a severance in lieu of reasonable notice of termination of employment equal to the product of (i) the sum of twelve (12) months plus one (1) month per year of service, subject to a maximum of 18 months (the “Term of severance” for purposes of this Section 4.2) multiplied by (ii) his Cash Compensation, all divided by twelve (12). The Cash Compensation is equal to the sum of (i) the annual base salary in effect on the date of termination of employment and (ii) the average of the annual bonuses paid for the two (2) fiscal years preceding the date termination of employment. The Officer will also be entitled to the continuity of his benefits for the Term of the severance or a lump sum payment equivalent to the portion of the cost of the group insurance premiums assumed by the Corporation, with the exception of the protection for the long-term disability that will be discontinued at the date of termination of employment.

4.3 The Officer acknowledges and agrees that payments under the preceding paragraph include any remuneration or payment, including benefits, notice, compensatory notice, termination payments of any nature whatsoever to which the Officer may be entitled under the applicable laws in connection with the termination of employment. The Corporation shall deduct from this amount (a) any legal deduction and any contribution to the benefit plans of the Officer that are regularly made during the term of this Agreement in accordance with the terms of the benefit plan or (b) any other amount, certain and due, that the Officer owes to the Corporation. In addition, the Officer acknowledges and agrees that the provisions of this Section 4 are fair and reasonable and agrees that in the event of the termination of his employment by the Corporation without serious cause or the termination of employment of the Officer pursuant to the provisions of paragraphs 4.4 and 4.5, upon receipt of sums due as compensation in lieu of notice, if necessary, to sign a release.

4.4 Cessation of employment without cause or resignation for cause within 12 months of a Change of Control as defined for the purposes of the Corporation’s Stock Option Plan of April 1, 2011: If 12 months following a Change of Control event, the Corporation terminates the employment of the Officer without serious reason or if the Officer resigns in the following cases: (i) his remuneration, including his social benefits, is reduced considerably, (ii) without his prior written consent, the Officer suffers a significant diminution of his responsibilities, authority, status or hierarchy, taken as a whole, and (iii) the relocation of his principal place of work to a place located more than 100 kilometers from his usual principal place of work, the Officer shall be entitled to 18 months termination indemnity (the “Term of Compensation” for the purposes of this paragraph 4.4) of his Cash Compensation as defined in paragraph 4.2. The Officer will also be entitled to the continuity of his benefits for the Duration of the severance or a lump sum payment equivalent to the portion of the cost of the group insurance premiums assumed by the Corporation, with the exception of the protection for the long-term disability that will be discontinued at the date of termination of employment.

4.5 Resignation of the Officer: The Officer may terminate this Agreement by giving the Corporation thirty (30) days written notice that the Corporation will be fully discharged from its obligations under this Employment Agreement. The Officer undertakes, during this notice period, to make reasonable efforts to assist the Corporation in finding and training its successor. All benefits and other conditions will be maintained during this period. The Corporation may, in its sole and absolute discretion, waive such notice from the Officer, in whole or in part, and anticipate the departure of the Officer. The Corporation shall then also pay to the Officer the remuneration that would have been payable during the entire thirty (30) day notice period.

4.6 Termination of employment in the event of death or long term disability: The employment of the Officer hereunder will automatically terminate upon the death of the Officer. In the event of long-term disability, the Corporation may terminate the employment Agreement when the Officer cannot substantially perform his services hereunder for a period of one hundred and eighty (180) consecutive days or any shorter periods totaling one hundred and eighty (180) days in a one (1) year period. However, the Officer may continue to receive long term disability insurance benefits in accordance with the terms of the Corporation’s group insurance policies.

4.7 Returning of files in the event of termination of employment: As soon as the Officer ceases to be employed by the Corporation, for any reason whatsoever, all similar software repositories relating to trade secrets or intellectual property as well as all documents, records, computers, telephones, diaries, relating to the Corporation and its subsidiaries, and any Confidential Information, as defined in paragraph 5.4 hereof, then in the possession or under the control of the Officer, including copies of those, whether prepared by the Officer or third parties, will be returned or delivered without delay to the Corporation without being preserved copy in any form or medium.

5. NON-SOLICITATION AND NON-DISCLOSURE PROVISIONS

5.1 Acknowledgment by the Officer: For the purposes of these non-solicitation, non-disclosure and non-competition provisions, the Officer acknowledges that:

5.1.1 The Corporation provides information technology consulting services such as management consulting services and advanced technologies (such as computer and engineering), recruitment and decision support services in IT recruitment, managed IT infrastructure services (such as hosting, colocation and outsourcing, IT check-up, transition, operations, business continuity plan, succession plan), development services applications (such as process analysis, functional analysis, project management, web development, mobile technology, solution integration) (hereinafter collectively referred to as “Services Provided by the Corporation”);

5.1.2 his work for the Corporation will give him access to the industrial secrets of the Corporation and its subsidiaries as well as to Confidential Information, as defined in section 5.3;

5.1.3 the Corporation would not have entered into this Agreement without the agreements set out in this Section; and

5.1.4 the agreements set out in this Section are essential to protect the Business and goodwill of the Corporation.

5.2 Non-Solicitation: The Officer agrees in favor of the Corporation, for a period of twelve (12) months or for the Duration of the indemnity if greater than 12 months, if any, following the termination of his employment for whatever reason, in the territory of the Province of Quebec, not to:

soliciting, directly or indirectly, for Services Provided by the Corporation or for any other product or service sold or rendered by the Corporation or any of its subsidiaries on the date of termination of employment of the Officer, any client or relationship business with which the Corporation or any of its subsidiaries does business or has done business within twelve (12) months of the termination of the employment of the Officer, for the purpose of obtaining or taking business, contracts or orders from such customers to the detriment of the Corporation or any of its subsidiaries, or deploy, directly or indirectly, efforts to take advantage of contracts with the Corporation or any of its subsidiaries; and to solicit, directly or indirectly, for hiring purposes or hire as an independent contractor any employee of the Corporation or any of its subsidiaries or any person of whom the Corporation or any or all of the other of its subsidiaries has retained the services as an employee or independent contractor during the twelve (12) months preceding the date of the termination of the employment of the Officer.

5.3 Confidentiality: The Officer shall not, while employed by the Corporation or at any time thereafter, directly or indirectly, use or disclose to any person any Confidential Information provided, however, that nothing in this Section prevents the Officer from disclosing or using Confidential Information if:

5.3.1 Confidential Information is publicly available or is in the public domain at the time of such disclosure or use, without breach of this Agreement; or if

5.3.2 the disclosure of the Confidential Information is required by the laws, regulations, agencies or governmental authorities or by order of the competent courts.

The Officer acknowledges and agrees that the Confidential Information is the exclusive property of the Corporation and its subsidiaries and that the obligations under this paragraph shall remain in force for life and shall exist and remain in full force notwithstanding any alleged breach or disavowal or breach, or the alleged disavowal of this Agreement by the Corporation. For the purposes hereof, “Confidential Information” means any confidential or proprietary information, intellectual and industrial property (including know-how and trade secret) and any confidential fact relating to the Corporation or any other business and internal of the Corporation or any of its subsidiaries, including unpublished or undisclosed financial results, current and past client lists, strategies with customers and potential customers of the Corporation or any of its subsidiaries. its subsidiaries, sales or recruitment strategies, contracts with customers of the Corporation or its subsidiaries tenders, bid response strategies as well as bid response templates, any prices or discounts offered to customers of the Corporation or its subsidiaries and any other information of the same nature or any information relating to employees, any person s or consultants retained by the Corporation.

5.4 Non-competition: The Officer undertakes, for the duration of his employment with the Corporation and for a period of 12 months or for the Duration of the severance if greater than 12 months, if any, from the date on which he ceases to be employed by the Corporation for any reason, to not, for himself or for any other person, directly or indirectly, in any capacity whatsoever, including without limiting himself, as a shareholder, employer, employee, principal, agent, franchise, franchisor, distributor or advisor, to carrying on activities or functions that are identical or similar, in whole or in part, to those that he has exercised for the benefit of the Corporation, in the sectors of activity to which the Corporation and its subsidiaries as detailed in paragraph 5.1.1 of this Agreement, and that, in the territory of the Province of Quebec.

Failure to comply with the foregoing provisions of this article will cause the Corporation serious and irreparable prejudice that renders a final judgment ineffective in damages; therefore, in the event of such a violation, the Corporation may immediately use the appropriate procedures to get an injunction order as quickly as possible; otherwise, and in any event, the payment of any penalty for any suit, action or claim brought by the Corporation to obtain such payment shall in no way constitute an authorization for such default to occur or continue.

6. INTELLECTUAL PROPERTY

The Corporation is and will be the sole owner of all products resulting from the performance of the Officer’s services hereunder, including all materials, ideas, concepts, formats, suggestions, developments, writings, arrangements, software packages, programs and other intellectual property that the Officer may acquire, obtain, develop or create in connection with his employment with the Corporation and during the term of his employment, free and clear of any claim by the Officer (or whoever makes a claim on behalf of the Officer) of any nature whatsoever

7. GENERAL PROVISIONS

7.1 Restrictions on the Conduct of the Corporation: Except as provided in paragraph 4.4 of this Agreement, nothing in this Agreement limits the Corporation in its conduct of the Corporation and, in particular, the Corporation is free to sell the property of the Corporation as a whole, or to merge or merge the Corporation with the business of any other person or to abandon the Business.

7.2 Currency: All amounts in this Agreement are denominated and paid in Canadian currency.

7.3 Notice: Any notice required or that may be given hereunder shall be in writing and delivered by hand, by fax or electronic mail, provided a written confirmation of receipt is obtained, or by service 24-hour courier or postage prepaid postage. It is deemed to have been given when delivered by hand, faxed, e-mail or 24-hour courier service or, if posted, three (3) days after mailing, of the following manner:

to the Corporation:	GROUPE ALITHYA INC.
700 De La Gauchetière Street West,
Suite 2400
Montreal, Quebec H3B 5M2
To the attention of Mr. Paul Raymond
Phone: (514) 315-2821
Email: paul.raymond@alithya.com

to the OFFICER:	ROBERT LAMARRE
231, Uldéric Baril
Mont-St-Hilaire (Quebec) J3H 6E1
Phone: 450-813-3758
Email: paquinlamarre@videotron.ca

Any party may, by notice to the other party, in accordance with this clause, designate another address for the receipt of notices hereunder.

7.4 Completeness: This Agreement and the Annexes include the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior written or oral agreements in this regard.

7.5 Liability: This Agreement is governed by and construed in accordance with the laws of the Province of Quebec. In the event of a dispute regarding the interpretation of the Agreement or the performance of the obligations of the parties involved, the courts of the District of Montreal have exclusive jurisdiction.

7.6 Assignment: Subject to the provisions of paragraph 4.4 of this Agreement, the Corporation may, without the consent of the Officer, assign its rights under this Agreement in respect of any sale, transfer or other disposition of the whole or any substantially all of its property or activities, whether by merger, amalgamation or otherwise. The Officer may not assign or attempt to assign, directly or indirectly, all or part of his rights or interests in this Agreement.

7.7 Severability: If a court finds that an obligation of this Agreement is invalid or unenforceable, the remaining provisions of the Agreement shall remain in full force and effect, irrespective of the invalid or unenforceable portion, in all respects.

7.8 Waiver: The waiver, implied or otherwise, of rights under any provision of this Agreement shall not be construed as a waiver of rights under any other provisions, whether or not similar, and such waiver shall not be deemed to have effect unless otherwise stipulated in a written declaration and duly signed by the releasor.

7.9 Survival: Sections 5 and 6 will survive the termination or expiration of this Agreement.

7.10 Precedence: This Agreement replaces and cancels any verbal or written agreement between the parties relating to the functions covered by this Agreement whose content would be contrary to the provisions of this Agreement.

7.11 Headings: The headings of this Agreement are for reference only and in no way affect the meaning or interpretation of this Agreement.

8. AGREEMENT BY THE OFFICER

The Officer acknowledges and agrees that he has read and understood all the clauses and sections of this Agreement and that he has received the necessary explanations as to the nature and scope of the sections or paragraphs of this Agreement. The Officer acknowledges that he has been advised that this Agreement contains important obligations with respect to him and acknowledges that he has had the opportunity to consult his legal advisers before signing this Agreement. The Officer specifically declares that these obligations do not prevent him from making a reasonable living, given the important consideration he derives from this Agreement.

IN WITNESS WHEREOF, the parties have signed the present Agreement effective on March 15, 2018.

ALITHYA GROUP INC.

/s/ Paul Raymond
Paul Raymond
President and CEO

/s/ Robert Lamarre
ROBERT LAMARRE

ANNEX A

INTERVENED IN THE AGREEMENT OF ROBERT LAMARRE, DATED APRIL 1, 2018

Effective period:	From April 1, 2018 to March 31, 2019.

Annual base salary:	$ 240,000, salary revision as of April 1, 2019.

Annual vacation:	Five (5) weeks accumulated progressively for each 12-month period beginning April 1st of each year and taken according to the vacation schedule in force at Alithya Group inc.

Bonus:	The Officer will be entitled to a target bonus of 40% of his base salary for the effective period (the “Target Bonus”). The overall maximum bonus is 150% x Target Bonus.

The bonus will be calculated according to the following performance criteria and weights:

• 10% if the client / business unit satisfaction is equal to or greater than 85% (criterion A);

• 10% if the result of the employee survey (Canada) is equal to or greater than 70% (criterion B);

• 40% if the adjusted overall EBITDA provided for in the budget and as approved by the Board annually is met (criterion D); and

• 40% if the overall income budgeted and approved by Council annually is met (criterion E

The bonus payable is calculated as follows:

Base salary

X Target bonus

X [(Criterion A x weighting A x Performance factor A) + (Criterion B x weighting B x Performance factor B) + (Criterion C x weighting C x Performance factor C) + (Criterion D

x weighting D x Factor of return D) + (Criterion E x weighting E x Performance Factor E)]

The Performance Factor for Criteria A and B cannot exceed 100%;

The Performance Factor for Criteria C, D and E can range from 0% to 187.50% depending on the percentage of budget achievement as follows:

Percentage achievement (% of the budget):	Less than the threshold	Threshold	Budget / Target	Maximum
Facteur de rendement:
Criterion C	0%	50%	100%	187.5%
Criterion D	0%	50%	100%	187.5%
Criterion E	0%	50%	100%	187.5%

For a percentage of achievement between threshold and target and between budget / target and maximum, a Performance Factor will be calculated by interpolation.

No bonus will be paid if the adjusted overall EBITDA is less than 80% of the budget (the “Trigger”).

Share Purchase Plan:	The Officer must participate in the Share Purchase Plan. He may do so up to 10% of his annual base salary and the Corporation will contribute up to 3.5% of his annual base salary.

Long-Term Incentive:

Long-term incentive awards will be determined by the Board under the long-term incentive plan to be approved by the shareholders and will be granted no later than 5 days after the end of the vesting period prohibition of trading in the securities of the Corporation. Such grant and any subsequent award, if any, are conditional on the Officer’s participation in the Corporation’s Share Purchase Plan.

Minimum shareholding:

On April 1, 2017, the Corporation adopted minimum share ownership rules designed to align the interests of officers and shareholders. Accordingly, the Officer undertakes to hold shares with a minimum value equal to one (1) times his base salary as of the latest date of the following dates:

(i) April 1, 2022; or ii) The 5th anniversary of the date of his appointment.

Annual Medical Examination:	The Corporation requires the Officer to undergo a complete medical examination annually at a medical clinic selected by the Corporation and at the expense of the Corporation.

AND WE SIGN

ALITHYA GROUP INC.

/s/ Paul Raymond
Paul Raymond
President and CEO

/s/ Robert Lamarre
ROBERT LAMARRE